Non-Disclosure Agreement
Party A (employer): Shanxi Guolian Pipe Industry Group Co., Ltd.
Party B (employee): Liu Xiaohui           ID Card No.: 142431198109283311

Whereas:
Party B is employed by Party A and receives corresponding pay from Party A.

Therefore, in accordance with the Law of the People’s Republic of China against Unfair Competition, the Labor Contract Law of the People’s Republic of China and other relevant regulations, both parties hereto, in line with the principles of equality and voluntariness, consultation and consensus, and honesty and credibility, enter into the following agreement in respect of Party B’s keeping Party A’s technology and other business secrets during employment and after resignation:
1. Confidential Contents
1) Party A’s trade secrets, including commodity production, supply and sales channels, customer list, sales contracts, sales network, trading intent, dealing or negotiating prices, and commodity performance, quality, quantity and delivery date;
2) Party A’s operation secrets, including operational policies, investment and decision-making intent, product and service pricing, market analysis, and advertising strategies;
3) Party A’s management secrets, including financial information, personnel information, logistics information, etc.;
4) Party A’s technical secrets, including product design, production drawings, production and testing equipment configuration and performance, production and manufacturing process, manufacturing technology, patent technology, etc.
2. Rights and Obligations
1) Party B may not disclose Party A’s business secrets, materials and information to any third party at any time and on any occasion;
2) Party B may not take a part-time job in other companies competitive with or having interest on business identical or similar to Party A’s business (profession). Party B mastering Party A’s proprietary product technology or sales business network may not hold a post in other companies competitive with or having interest on business identical or similar to Party A’s business (profession) within one year after he/she leaves Party A. Party B may not take advantage of Party A’s technical secrets, business secrets and customer resources to participate in horizontal trade competition within two years after his/her resignation;
3) Party B may not copy, extract or take away Party A’s confidential documents at his/her own discretion or mala fide without Party A’s consent;
4) Party B shall properly and carefully keep and dispose Party A and its customers’ confidential information and materials. In case of missing, Party B shall inform Party A immediately and take remedies to retrieve any loss;
5) Party A shall be obliged to facilitate Party B to do his/her job necessary to know confidential information during his/her work;
6) Party A shall be obliged to grant award to Party B having remarkable achievement in keeping secrets, reporting disclosure behavior, or improving secret keeping technology and measures, and timely preventing disclosure accidents and retrieving losses.

3. Term of Agreement
The term of this Agreement shall commence on the date of affixing signature or stamp on this Agreement by both parties hereto and end on the date two years after Party B’s resignation.
4. Liabilities for Breach of Agreement
1) In the event that Party B breaches this Agreement, Party A shall be entitled to cancel the employment contract unconditionally. In case that Party B’s breach causes certain economic losses to Party A, Party B shall compensate Party A for corresponding economic losses.
2) In case that any dispute arises from both parties’ performance of this Agreement and the enforcement of the liabilities for breach of this Agreement is beyond both parties’ authority granted by laws and regulations, either party may apply for arbitration with the labor arbitration institution at the place where Party A is located or lodge an appeal to the people’s courts.
5. Miscellaneous
This Agreement shall be made in two copies with Party A and Party B holding one respectively. This Agreement shall come into force upon both parties’ affixation of their signatures or stamps.

Party A (stamp): Shanxi Guolian Pipe Industry Group Co., Ltd.	Party B (signature): Liu Xiaohui

Signing Date: January 1, 2007